Exhibit 10.5
AMAG PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-PLAN INDUCEMENT GRANT
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:  ,
AMAG Pharmaceuticals, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above, as an inducement grant made pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company. For the avoidance of doubt, this Award is not issued under the Company’s [insert name of current plan] (the “Plan”) and does not reduce the share reserve under the Plan. However, for purposes of interpreting the applicable provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Award as if such Award had actually been issued under the Plan.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Section 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a Business Relationship (as defined in Section 3 below) on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Section 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number ofRestricted Stock Units Vested	Vesting Date
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________

The Administrator may at any time accelerate the vesting schedule specified in this Section 2.
3.Termination of Business Relationship.

(a)If the Grantee’s Business Relationship terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Section 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. Notwithstanding the foregoing, under certain circumstances set forth in the Employment Agreement dated as of __________ by and between the Company and the Grantee (the “Employment Agreement”), and subject to compliance by the Grantee with the requirements of the Employment Agreement related to such circumstances, the vesting of unvested Restricted Stock Units may be accelerated as provided in and subject to the terms of the Employment Agreement.
(b) “Business Relationship” means service to the Company or any of its Subsidiaries, or its or their successors, in the capacity of an employee, officer, director, consultant or advisor. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave, or other leave of absence if approved in writing by the Company and if such written approval, or applicable law, contractually obligates the Company to continue the Business Relationship of the Grantee after the approved period of absence (an “Approved Leave of Absence”). For purposes hereof, a Business Relationship shall include a consulting arrangement between the Grantee and the Company that immediately follows termination of employment, but only if so stated in a written consulting agreement executed by the Company.
4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan. As stated above, this Award is not granted pursuant to the Plan. Instead, this Award is granted as an inducement grant pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. However, for purposes of interpreting the application provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve), including the powers of the Administrator set forth in Section 2(b), shall govern and apply to this Award as if such Award had actually been issued under the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall satisfy the required tax withholding obligation by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum tax rate. In addition, by acceptance of this Award, the Grantee agrees that for all outstanding restricted stock unit awards of the Company that the Grantee holds that have not yet vested, the Company shall satisfy any required tax withholding obligation by withholding from shares of Stock to be issued under such awards a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided however, that the amount withheld does not exceed the maximum tax rate.
7.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Obligation to Continue Business Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Business Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Business Relationship of the Grantee at any time.
9.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business to the attention of the Company’s Treasurer and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
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SIGNATURE PAGE TO AMAG PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

AMAG PHARMACEUTICALS, INC.

By:
Name:	Scott D. Myers
Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned, and the undersigned acknowledges receipt of a copy of this entire Agreement, a copy of the Plan, and a copy of the Plan’s related prospectus. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee's Signature

Grantee's name and address: